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Exhibit 10.1

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 13, 2008, by and between Duane Reade, Inc., a Delaware corporation (the "Company"), and John A. Lederer ("Executive").

        WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and considers it to be in its best interests and in the best interests of its stockholders to employ Executive during the term of this Agreement;

        WHEREAS, Executive desires to accept such employment with the Company and to enter into this Agreement; and

        WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

        1.    Term of Employment.    Subject to the provisions of Section 13, this Agreement shall be effective for a term commencing on the later of (i) the day after the day on which Executive is admitted into the United States in "O" visa classification as an "alien who has extraordinary ability" in business permitting Executive to be legally employed within the United States and (ii) April 1, 2008 (as applicable, the "Effective Date") and ending on the fourth (4th) anniversary of the Effective Date (the "Initial Term"); provided, however, that such term shall be automatically extended for successive twelve (12) month periods (the Initial Term together with any extension shall be referred to hereinafter as the "Employment Term") unless, no later than ninety (90) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof ("Notice of Nonrenewal"), in which case Executive's employment hereunder shall terminate as of the expiration of the Employment Term unless earlier terminated in accordance with the provisions of Section 13.

        2.    Position.

          (a)   As of the Effective Date, Executive shall serve as the Chairman and Chief Executive Officer of the Company and Duane Reade Holdings, Inc. ("Holdings"). In such position, Executive shall have such authorities, responsibilities and duties customarily exercised by a person holding that position, including, without limitation, the authority and responsibility for the management, operation, strategic direction and overall conduct of the business of Holdings and the Company. Executive shall report directly to the Board of Directors of the Company (the "Board").

          (b)   Executive shall become a member of the Board and the Board of Directors of Holdings (the "Holdings Board") on the Effective Date. During the Employment Term, Executive will devote his entire business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services without the prior written consent of the Board; provided, however, that Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) with the prior approval of the Board, serve as a director of a for-profit business which does not compete with the Company or any of its subsidiaries or affiliates (it being understood that the Board has approved Executive's continuing service as a director of Tim Hortons Inc.); and (iii) acquire passive investment interests in one or more entities which do not compete in any material manner with the Company or any subsidiary or affiliate thereof, to the extent that such other activities do not inhibit or interfere with the performance of Executive's duties under this Agreement, do not conflict with the written policies of the Company or any subsidiary or affiliate thereof which have been communicated to Executive, and do not exceed twenty percent (20%) of the outstanding equity interests of any such entity.

          (c)   Executive's primary office shall be located at the Company's executive headquarters, subject to travel on Company business as may be necessary or appropriate to the performance of Executive's duties and responsibilities hereunder.

        3.    Base Salary.    During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $900,000.00, payable in regular installments in accordance with the Company's usual payroll practices. The Board shall annually review Executive's Base Salary and may increase, but not decrease, Executive's Base Salary in its sole discretion based on Executive's performance.

        4.    Bonus.    Commencing in 2008, during the Employment Term, Executive shall be afforded the opportunity to earn a cash bonus for each fiscal year ending during the Employment Term, contingent upon the Company's achievement (as reasonably determined by the Board or a committee thereof) of certain specified target earnings (calculated consistently with calculations made for prior periods) before interest, income taxes, depreciation and amortization, and in addition, to the extent the Board acting reasonably and in good faith so determines, excluding acquisitions, divestitures, refinancings, any change required by GAAP or other extraordinary and nonrecurring events (the "EBITDA Target") established prior to, or as soon as practicable after, each December 23rd in respect of the fiscal year commencing thereafter, by the Board or a committee thereof in its discretion (but after consultation with Executive). Such bonus award shall be as follows: (i) 50% of Base Salary upon the Company's attainment of 95% of the EBITDA Target, and for each whole percentage increase above 95% and through 99% of the EBITDA Target, such amount shall be increased by 10% of Base Salary, (ii) 100% of Base Salary upon the Company's attainment of 100% of the EBITDA Target, and for each whole percentage increase above 100% and through 104% of the EBITDA Target, such amount shall be increased by 10% of Base Salary, and (iii) 150% of Base Salary upon the Company's attainment of 105% or greater of the EBITDA Target (the "Annual Bonus"). Unless otherwise determined by the Board, no Annual Bonus shall be payable in respect of any fiscal year to the extent the Company does not attain at least 95% of the EBITDA Target for such fiscal year. Notwithstanding the foregoing, the Annual Bonus in respect of the Company's fiscal year ending on or about or close to December 31, 2008 (the "2008 Fiscal Year") shall be no less than 100% of the portion of Base Salary Executive actually earned during the 2008 fiscal year (the "2008 Annual Bonus Minimum"). The Annual Bonus shall be paid at the same time as annual bonuses are paid to other senior executives of the Company, which shall be paid on the March 15 next following the close of the fiscal year; provided that it shall not be a breach of this Agreement if payment is made later in such year to the extent financial results are not available by March 15 so long as payment is made by payroll as soon as practicable following the certification of such results. Other than as set forth in Section 13 below, Executive must have remained employed with the Company through the close of the fiscal year in respect of which the Annual Bonus is to be paid and have not given or received a Notice of Termination before the close of the fiscal year in respect of which the Annual Bonus is paid in order to receive it.

        5.    Stock Option Grant.    On the Effective Date, Executive shall be granted a nonqualified stock option (the "Option") under the Duane Reade Holdings, Inc. Management Stock Option Plan, effective as of July 30, 2004 (the "Plan"), to purchase 165,000 shares of the common stock of Holdings, par value $0.01 per share (the "Common Stock"). The Option shall be granted pursuant to the Stock Option Agreement attached hereto as Exhibit A. Executive acknowledges and agrees that the grant of the Option is conditional upon and subject to Executive becoming a party to the Stockholders Agreement (as defined in the Plan) (the "Stockholders Agreement").

        6.    Stock Purchase.    Within 90 days following the Effective Date, Executive shall purchase 20,000 shares of Common Stock at a purchase price of $100.00 per share of Common Stock (the "Executive Investment Purchase") pursuant to the Subscription Agreement attached hereto as Exhibit B (the "Subscription Agreement"). Executive acknowledges and agrees that the Executive Investment Purchase is conditional upon and subject to Executive becoming a party to the Stockholders Agreement.

        7.    Employee Benefits.    Other than as specifically stated in this Agreement, Executive shall be provided with employee pension and welfare benefits on a comparable basis as such benefits are generally provided by the Company from time to time to the Company's other senior executives.

        8.    Reimbursement of Business Expenses.    During the Employment Term, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company upon receipt of documentation of such expenses in a form reasonably acceptable to the Company, and otherwise in accordance with the Company's expense reimbursement policies.

        9.    Vacation.    Executive shall be entitled to four (4) weeks annual paid vacation.

        10.    Car Allowance.    Executive shall have the use of a car and driver provided by the Company for business purposes, in accordance with established Company policy.

        11.    Relocation.    Executive shall be employed at the Company's executive headquarters in New York, New York. In connection with Executive's relocation from Canada to the greater New York City metropolitan area (including New York, Connecticut and New Jersey) (the "New York Tri-State Area"), the Company shall reimburse Executive's temporary housing costs and/or lease a residence (selected by Executive) in New York City for Executive's use during the Employment Term through the earlier of:

          (a)   The second anniversary of the Effective Date;

          (b)   The consummation of an initial underwritten public offering by the Company (or any corporate successor of the Company) of the Common Stock pursuant to a registration statement that has been filed under the Securities Act of 1933 and declared effective by the Securities and Exchange Commission ("IPO"); or

          (c)   Executive's closing of the sale of his current primary residence in Canada.

        During such period, the Company shall pay up to $10,000 per month to cover temporary housing costs, if applicable, lease rental costs and utilities of Executive's residence. If prior to the second anniversary of the Effective Date Executive terminates his employment with the Company without Good Reason or the Company terminates Executive's employment for Cause, Executive shall assume the lease and all obligations relating thereto, or, at Executive's option, reimburse the Company for any costs arising in connection with the breaking of the lease.

        In addition, the following reasonable out-of-pocket costs and expenses shall be reimbursed by the Company in accordance with the Company's expense reimbursement policies as in effect from time to time. To the extent such reimbursements are taxable as compensation to Executive, the Company shall provide Executive with a gross up payment equal to the amount of all such taxes in respect of the items set forth below in clauses (i)-(iv), plus any taxes payable in connection with the gross up payment:

            (i)    Travel expenses incurred by Executive during the first thirty days following the date hereof for the purpose of locating a new residence in the New York Tri-State Area;

            (ii)   All closing costs (including real estate commissions) incurred by Executive in connection with purchasing a new residence in the New York Tri-State Area, and if completed prior to the first anniversary of the Effective Date, all closing costs (including real estate commissions) incurred by Executive in connection with the sale of Executive's primary residence in Canada;

            (iii)  Costs incurred by Executive in transporting his household goods and personal effects from his primary residence in Canada to a new primary residence in the New York Tri-State Area; and

            (iv)  $30,000.00 to cover any costs and expenses incurred by Executive and his family in connection with relocating to the New York Tri-State Area other than those that are specifically reimbursable in accordance with the foregoing provisions of this Section 11.

        12.    Travel Allowance.    The Company will provide up to $25,000 per annum to cover the cost of personal travel for Executive and Executive's immediate family between Canada and the greater New York Tri-State Area.

        13.    Termination.    Notwithstanding any other provision of the Agreement:

          (a)   For Cause by the Company or Without Good Reason by Executive.    The Employment Term, and Executive's employment hereunder, may be terminated at any time by the Company for "Cause" (as defined below) upon delivery of a "Notice of Termination" (as defined in Section 13(g)) by the Board to Executive. If Executive is terminated by the Company for Cause pursuant to this Section 13(a) or if Executive voluntarily resigns without "Good Reason" (as defined in Section 13(c) below), Executive shall be entitled to receive only the following: (i) as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation, his earned but unpaid Base Salary through the date of termination, (ii) payment in respect of any vacation days accrued but unused through the date of termination, to the extent provided by Company policy, and (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company (the aggregate benefits payable pursuant to clauses (i), (ii) and (iii) hereafter referred to as the "Accrued Obligations"), and except as provided herein he shall have no further rights to any compensation (including any Base Salary, Annual Bonus or 2008 Annual Bonus Minimum) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Executive's termination of employment pursuant to this Section 13(a) shall be determined and paid in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

  For purposes of this Agreement, the following shall constitute "Cause" for termination: (i) the commission by Executive of any act of fraud or embezzlement against the Company or any of its subsidiaries, (ii) Executive's conviction of, or pleading guilty to, a felony that may have an adverse impact on the Company's reputation or standing in the community, (iii) intentional and serious misconduct by Executive which is materially injurious (or if public could be materially injurious) to the reputation or financial interests of the Company, including, without limitation, sexual or racial harassment of employees of the Company, its subsidiaries or of persons engaged in business with the Company or any of its subsidiaries, (iv) Executive's intentional material breach of this Agreement, (v) Executive's willful misconduct or gross negligence in the performance of Executive's duties hereunder (other than by reason of physical or mental incapacity) which is materially injurious (or if public could be materially injurious) to the reputation or financial interests of the Company, including without limitation, sexual or racial harassment of employees of the Company, its subsidiaries or of persons engaged in business with the Company or any of its subsidiaries, (vi) Executive's intentional material breach of any covenant, in this Agreement or otherwise, or Company policy regarding the protection of the Company's business interests, including, without limitation, covenants and policies addressing confidentiality and non-competition, that is materially injurious (or if public could be materially injurious) to the reputation or financial interests of the Company or (vii) Executive's willful refusal to follow the lawful instructions of the Board; provided, that Executive has not corrected (if capable of correction) any such misconduct, breach or refusal described in the immediately preceding clauses (iv), (v), (vi) or (vii) within thirty (30) days following Executive's receipt of written notice of such misconduct, breach or refusal.

          (b)   Disability or Death.    The Employment Term, and Executive's employment hereunder, shall terminate immediately upon his death or, following delivery of a Notice of Termination by the Company to Executive, if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as "Disability"). If and to the extent termination of Executive's employment by reason of Disability shall cause Executive to fail to remain eligible to receive long-term disability benefits that he would have otherwise been entitled to receive under the Company's long-term disability plan in which he then participates as a result of such Disability, then Executive shall be removed from the positions of Chairman and Chief Executive Officer of Holdings and the Company, and the Company shall continue to pay Base Salary to Executive for up to six months following the delivery of a Notice of Termination to Executive, or for such shorter period as may be necessary for Executive to become eligible for benefits under Company's long term disability plan. For the avoidance of doubt, Executive's removal from the positions of Chairman and Chief Executive Officer of Holdings and the Company, as described in the preceding sentence, shall not constitute Good Reason or termination of employment without Cause. During such period, Executive shall remain an employee of the Company but shall not be entitled to any compensation, bonus or benefits other than the Base Salary continuation referenced above. Following termination of Executive's employment hereunder for Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive (i) within ten (10) days following termination, the Accrued Obligations and (ii) subject to Sections 13(h) and 14(f), (A) any earned but unpaid Annual Bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs, payable when annual bonuses are paid to other senior executive officers of the Company generally, (B) a pro-rated Annual Bonus in respect of the year of termination equal to the product of (x) the amount of Annual Bonus that would have been payable to Executive had his employment not so terminated based on the actual percentage attainment of that year's EBITDA Target and (y) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which such termination occurs through such termination and the denominator of which is 365, payable when such annual bonuses are paid to other senior executive officers of the Company (the "Pro-Rated Annual Bonus"); provided that if Executive's employment terminates in 2008, the Pro-Rated Annual Bonus shall only include such amount, if any, in excess of the 2008 Annual Bonus Minimum, and (C) if unpaid, the 2008 Annual Bonus Minimum, payable when annual bonuses are paid to other senior executive officers of the Company generally. Except as provided herein, Executive or Executive's estate (as the case may be) shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Executive's termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

          (c)   Without Cause by the Company or for Good Reason by Executive.    The Employment Term, and Executive's employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive's Disability) following the delivery of a Notice of Termination to Executive or by Executive for "Good Reason" (as defined below) following the delivery of a Notice of Termination to the Company. If Executive's employment is terminated by the Company without Cause (other than by reason of Executive's Disability) or by Executive for Good Reason then Executive shall receive (i) within ten (10) days following termination, the Accrued Obligations and (ii) subject to Sections 13(h) and 14(f), (A) within ten (10) days following termination, any earned but unpaid Annual Bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs, (B) if unpaid, the 2008 Annual Bonus Minimum, (C) cash severance consisting of (x) an amount equal to two (2) times the "Severance Bonus" (as defined below), payable in equal monthly installments over a period of twenty-four (24) months immediately following Executive's termination of employment (the "Severance Period") in accordance with the Company's usual payroll practices, with the first such installment to be paid on the first usual payroll date following Executive's termination of employment and (y) the "Present Value" (as defined below) of two (2) times the Base Salary at the rate in effect at the time of termination, payable in a lump sum within fourteen (14) days following termination of employment pursuant to this Section 13(c), and (D) if requested by Executive, continued participation during the Severance Period in the health insurance benefits of the Company that are provided from time to time to employees of the Company during the Severance Period at the same cost to Executive as that charged to other active employees of the Company; provided, that the Company's obligation to provide health insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer. To the extent that the health insurance benefits provided for in this Section 13(c) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company's paying the applicable premium for Executive in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health insurance benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive's termination, after taking into account any amount Executive would have to pay for such benefits had they been provided through the Company as described above.

  Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a termination pursuant to this Section 13(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

  For purposes of this Agreement, the "Severance Bonus" shall mean:

            (i)    if a termination under this Section 13(c) occurs prior to the Company's determination of the Annual Bonus for the Company's 2008 Fiscal Year, $900,000;

            (ii)   if such termination occurs on or after the Company's determination of the Annual Bonus for the Company's 2008 Fiscal Year, but before the Company's determination of the Annual Bonus for the Company's fiscal year ending on or about or close to December 31, 2009, (the "2009 Fiscal Year"), the Annual Bonus payable for the Company's 2008 Fiscal Year; and

            (iii)  if such termination occurs on or after the Company's determination of the Annual Bonus for the 2009 Fiscal Year, the average of the Annual Bonus in respect of the two (2) years prior to the year of such termination;

    provided, however, that for the purposes of the preceding clauses (ii) and (iii), the Annual Bonus for the Company's 2008 Fiscal Year shall be determined based on the percentage of the EBITDA Target actually attained for the Company's 2008 Fiscal Year, without regard to the 2008 Annual Bonus Minimum.

        For purposes of this Agreement, "Good Reason" shall mean:

            (i)    the assignment to Executive of any duties materially and adversely inconsistent with Executive's positions as Chairman and Chief Executive Officer of the Company or Holdings or the removal of any one or more of Executive's duties, title or office, which in the aggregate results in a material and adverse change in Executive's status, offices or titles with the Company;

            (ii)   removal of Executive from the Board or the Holdings Board other than for Cause (or for cause as determined under company's organizational documents and by-laws or applicable law);

            (iii)  a reduction in Executive's Base Salary or target Annual Bonus opportunity; or a reduction (or series of reductions) in material benefits or perquisites, that in the aggregate results in a cumulative reduction in the total cash value of the compensation and benefits available to Executive by 10% or more (it being understood that the Company may substitute cash for an in-kind benefit); or

            (iv)  an intentional material breach of this Agreement by the Company;

  provided, however, that any event described in clause (i), (ii), (iii) or clause (iv) shall not constitute Good Reason unless Executive has given the Company prior written notice of such event and the Company has not cured such event (if capable of cure) within (30) days following receipt of such notice. For avoidance of doubt, Good Reason shall not include the delivery of a Notice of Nonrenewal by the Company to Executive.

        For purposes of this Agreement, "Present Value" shall mean the present value of future payments discounted at the Company's cost of borrowing under the revolving debt instrument in effect for the Company at the time of Executive's termination of employment.

          (d)   Nonrenewal by the Company or the Executive.    The Employment Term, and Executive's employment hereunder, shall terminate at the end of the Employment Term following the delivery of a Notice of Nonrenewal by the Company to Executive or by Executive to the Company. Upon such termination, Executive shall receive (i) the Accrued Obligations and (ii) subject to Sections 13(h) and 14(f), (A) any earned but unpaid Annual Bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs, payable when annual bonuses are paid to other senior executive officers of the Company generally, and (B) a Pro-Rated Annual Bonus for the fiscal year in which the Employment Term ends. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a termination pursuant to this Section 13(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company. For the avoidance of doubt, a delivery of a Notice of Nonrenewal by the Company to Executive shall not constitute Good Reason under this Agreement, and the termination of the Executive's employment at the end of the Employment Term by reason of a delivery of a Notice of Nonrenewal by the Company to Executive or by Executive to the Company shall not constitute termination of Executive's employment without Cause.

          (e)   Termination in Connection with a Change in Control.    Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated within twenty-four (24) months following a "Change in Control" (as defined in the Stock Option Agreement attached hereto as Exhibit A) during the Employment Term by the Company without Cause or by Executive for Good Reason, then, subject to Sections 13(h) and 14(f), Executive shall be entitled to any and all of the payments and benefits set forth for such termination in Section 13(c); provided, however, that the cash severance payment described in clause (ii)(C) of Section 13(c) shall be payable in a single lump sum (without any present value reduction) within ten (10) days following termination of employment.

          (f)    Excise Tax.

            (i)    Shareholder Approval Prior to IPO.    In the case of a Change in Control occurring before an IPO, if the shareholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied and Executive so requests, the Company shall use its reasonable best efforts to cause any payments under this Agreement and any other agreement which may be "excess parachute payments" (within the meaning of Section 280G(b)) in the absence of such shareholder approval, to be submitted for such approval prior to any Change in Control.

            (ii)   Cutback.

              (1)   If the aggregate of all Payments (as defined below) that would be subject to the Excise Tax (as defined below), reduced by all Federal, state and local taxes applicable thereto, including the Excise Tax is less than the amount Executive would receive, after all such applicable taxes, if Executive received Payments equal to an amount which is $1.00 less than three times the Executive's "base amount", as defined in and determined under Section 280G of the Code, then, at Executive's request, such cash Payments shall be reduced or eliminated to the extent necessary so that the aggregate Payments received by Executive will not be subject to the Excise Tax. If a reduction in the Payments is necessary, reduction shall occur in the following order unless Executive elects in writing a different order, subject to the Company's consent (which consent shall not be unreasonably withheld): first, a reduction of cash payments not attributable to equity awards which vest in an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits and fourth a reduction in any other "parachute payments" (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock awards unless Executive elects in writing a different order for cancellation.

              (2)   It is possible that after the determinations and selections made pursuant to Section 13(f)(ii)(1) above the Executive will receive Payments that are, in the aggregate, either more or less than the amounts contemplated by Section 13(f)(ii)(1) above (hereafter referred to as an "Excess Payment" or "Underpayment", respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this Section 13(f)(ii). If there is an Underpayment, the Company shall pay the Executive an amount consistent with this Section 13(f)(ii).

              (3)   The determinations with respect to this Section 13(f)(ii) shall be made by an independent auditor (the "Auditor") compensated by the Company. The Auditor shall be the Company's regular independent auditor, unless Executive objects to the use of that firm, in which event the Auditor shall be an Accounting Firm (as defined below). For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

            (iii)  Excise Tax Gross-Up.    The following provisions shall apply only in the case of a Change in Control occurring after an IPO, at a time when the Company has stock which is "readily tradable on an established securities market or otherwise" (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code):

              (1)   If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement of the Company, including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (2)   Subject to the provisions of Section 13(f)(iii)(6) of this Agreement, all determinations required to be made under this Section 13(f)(iii), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") chosen by the Company. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the event giving rise to the Payment or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within ten (10) business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 13(f)(iii)(6) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within ten (10) business days after receipt of such determination and calculations.

              (3)   The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 13(f)(iii)(2) of this Agreement.

              (4)   The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service (the "IRS") and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall, within ten (10) business days pay to the Company the amount of such reduction.

              (5)   The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 13(f)(iii)(2) and Section 10(f)(iii)(4) of this Agreement shall be borne by the Company and paid as incurred. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within ten (10) business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

              (6)   Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                a.     provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                b.     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                c.     cooperate with the Company in good faith in order effectively to contest such claim; and

                d.     permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 13(f)(iii)(6), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 13(f)(iii)(6) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

              (7)   If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13 (f)(iii)(6) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 13(f)(iii)(6) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(f)(iii)(6) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 13(f).

              (8)   If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that any Gross-Up Payments and/or advances and/or Underpayments and/or any other amounts paid or made by the Company pursuant to this Section 13(f) were not necessary to accomplish the purpose of this Section 13(f), Executive shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 13(f), which is to protect Executive by making him whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

          (g)   Notice of Termination.    Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 16(j) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive's employment shall be the date so stated in the Notice of Termination, which date shall be, in the event of a termination by Executive without Good Reason, no less than sixty (60), or in the event of a termination by Executive for Good Reason or by the Company without Cause, no less than thirty (30), days following the delivery of a Notice of Termination; provided, however, that in the case of a termination of Executive's employment by the Company without Cause or by Executive for any reason, the Company may require during the notice period that Executive do no work for the Company and not appear at the Company's offices, and such action shall not be deemed Good Reason or otherwise a breach of this Agreement by the Company.

          (h)   Release.    Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 13 which are described as being subject to this Section 13(h) are conditioned upon and subject to Executive's execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such customary form as shall be agreed to by the Company and Executive, acting reasonably and in good faith, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement (including rights to enforce this Agreement), (ii) rights to indemnification and insurance under the Charter, By-Laws and directors and officers insurance policies maintained by the Company and (iii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company.

        14.    Restrictive Covenants.

          (a)   Non-Competition.    At all times during the Employment Term and the Severance Period, or, in the event Executive's employment is terminated (x) by the Company for Cause or due to Disability, (y) by Executive without Good Reason, or (z) pursuant to the delivery of a Notice of Nonrenewal, during the period of two (2) years commencing on and following the date of such termination (or one (1) year commencing on and following the end of the Employment Term following the delivery of a Notice of Nonrenewal), Executive agrees that he will not, directly or indirectly, without the prior written consent of the Board, be employed by, or act as a consultant, advisor or lender to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise, of any Person (as defined in the Subscription Agreement) that (each, a "Restricted Person"):

            (i)    operates fifty or more stores or outlets in the chain drug business in the United States, which, for illustrative purposes only, includes, but is not limited to, CVS Caremark Corporation, Rite Aid Corp., Walgreen Co., Longs Drug Stores Corporation or any of their Affiliates (as defined in the Subscription Agreement) and each of their respective successors, or

            (ii)   engages in any of the chain drug, food, grocery, convenience, mass merchandise, or dollar store lines of business (each, a "Restricted Business") as is engaged in by the Company or any of its Affiliates (collectively, the "Company Group") in any county in New York, Connecticut or New Jersey or any other jurisdiction or municipality in which the Company Group maintains a retail store or outlet on the date of Executive's termination of employment (the "Restricted Area"); provided that nothing in this subsection (ii) shall restrict or prevent the Executive from an association as a consultant, employee, advisor or otherwise with a Canadian Affiliate of an entity with operations in the Restricted Area which may constitute a Restricted Business, if his association is restricted solely to the Canadian operations of such entity, and the Executive undertakes not to (A) have any discussions with or (B) participate in the governance, management or operations of the entity relating to its US operations or the business segment constituting the Restricted Business;

  provided, further, that beneficial ownership by Executive of up to 2% of the outstanding voting stock of a publicly-traded company that is a Restricted Person shall not be deemed a breach of this Section 14(a).

          (b)   Non-Solicitation.    Executive agrees that at all times during the Employment Term and for two (2) years following Executive's termination of employment with the Company for any reason or one (1) year following termination of the Employment Term following delivery of a Notice of Nonrenewal, Executive will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company Group at any time on or after the date of such termination (unless more than six (6) months shall have elapsed between the last day of such person's employment by the Company Group and the first date of such solicitation or hiring) or (ii) induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group or in any way interfere with the relationship between the Company Group and any employee thereof; provided, however, that this Section 14(b) shall not limit (A) general employment solicitations of the public (not targeted at Company Group employees) through print, broadcast or electronic media or (B) the hiring of Company Group employees by any Person (including an operation, division, subsidiary or business of such Person) to whom Executive provides services if (1) none of Executive or such Person over which Executive has management responsibility or which directly or indirectly reports to or through Executive hires any individuals who occupied any of the following positions at the Company Group: director or higher, vice president or higher, district manager, store manager or any employee who was granted prior to an IPO a stock option or phantom stock by the Company Group (together, the "Restricted Hires") or (2) such Company Group employee is not a Restricted Hire; provided, further, that the foregoing exceptions shall not apply to any Company Group employee, including any Restricted Hire, who is hired at the direction of or in consultation with Executive.

          (c)   Non-Disclosure of Confidential Information.    Executive recognizes that the services Executive performs for the Company Group are special, unique and extraordinary in that Executive may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company Group, the use or disclosure of which could cause the Company Group substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, Executive agrees that Executive will not at any time during Executive's employment with the Company or thereafter, except in performance of Executive's obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term "Confidential Information" shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company Group, including, without limitation, information with respect to the Company Group's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company Group. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

          (d)   Mutual Nondisparagement.    Executive agrees (whether during or after Executive's employment with the Company) not to make any public statements that disparage the Company Group, the officers, directors, managers or shareholders of the Company Group, or any products or services of the Company Group. The Company shall instruct the directors and executive officers of the Company Group not to make any public statements, by press release or other formally released announcement, that disparage Executive. Notwithstanding the above, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 14(d).

          (e)   Affiliate Transactions.    Executive shall not cause, or to his knowledge allow, any member of the Company Group to engage, directly or indirectly, in any transaction with any family member of Executive, or with any entity controlled, directly or indirectly, by Executive and/or his family members, in each case without the advance written consent of the Board.

          (f)    Enforcement.    Executive hereby expressly acknowledges and agrees that the restrictions contained in this Section 14 are reasonable and necessary to protect the Company Group's legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company Group. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief (without the necessity of proving actual damages) as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 14, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to Section 13 if Executive has violated any provision of Section 14; provided that any such withheld amounts and benefits shall be paid promptly following a subsequent determination by the Board or a tribunal with authority over such matter (which determination by a tribunal is final and not subject to further appeal, or as to which the time period to appeal has expired) that Executive had not in fact violated any provision of Section 14 during the time with respect to which such amount and/or benefits were withheld. Notwithstanding the provisions of Section 16(d), the Company and Executive agree irrevocably and unconditionally (i) that any legal proceeding arising out of Section 11 may be brought at the Company's election only in the United States District Court for the Southern District of New York or if such court will not accept jurisdiction, in any court of general jurisdiction in New York, or, if not in court, by arbitration in accordance with Section 16(c), (ii) to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) to waive any objection to the laying of venue of any such proceeding in any such court. Executive and the Company also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

          (g)   Survivability.    The duties and obligations of Executive to act or not act pursuant to this Section 14 shall survive the termination of this Agreement and Executive's employment hereunder for any reason, including, without limitation, any termination of Executive's employment by the Company without Cause or by Executive for Good Reason, or in connection with a Change in Control pursuant to Section 13(e).

        15.    Indemnification.    The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company's articles of incorporation or bylaws or resolutions of the Board, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of Executive's heirs, executors and administrators. Executive shall promptly be reimbursed for any indemnifiable costs or expenses incurred hereunder, subject to an undertaking by Executive that he shall repay any such reimbursements that Executive is subsequently determined not to be entitled to indemnification in respect thereof.

        16.    Miscellaneous.

          (a)   Executive's Representations and Covenants.    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (ii) Executive is not a party to or bound by an employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which would interfere with the performance of his duties hereunder. Executive hereby covenants that he shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries and affiliates in connection with the performance of his duties hereunder.

          (b)   No Mitigation; Offset.    In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Except as provided in Section 13(c), there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The Company may offset any payments due Executive with any amounts owed to the Company by Executive at the time of the termination of Executive's employment for any reason and by any damages the Company realizes as a result of Executive's breach of any provision of this Agreement.

          (c)   Resolution of Disputes and Reimbursement of Legal Costs.    The Company and Executive agree that any controversy or claim arising out of or relating to this Agreement (other than a controversy under Section 14 of this Agreement (Restrictive Covenants)), or the breach thereof, shall be settled by arbitration administered by one arbitrator of the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in New York, New York. The arbitrator shall be selected in the following manner: an arbitrator shall be appointed by the Company, and an arbitrator shall be appointed by Executive and the arbitrator who shall settle the dispute shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the arbitrator who shall settle the dispute within 30 days following the appointment of the second arbitrator, then the arbitrator shall be appointed by the Association and shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Unless otherwise awarded by the arbitrator, the unsuccessful party shall be responsible for its own expenses and the expenses of the prevailing party relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall pay the fees of the American Arbitration Association and the arbitrator, if applicable.

          (d)   GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN

  ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 16(c)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

          (e)   JURY TRIAL WAIVER.    THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

          (f)    Entire Agreement/Amendments.    This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Neither this Agreement nor the Exhibits hereto may be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 14 and 15 shall survive the termination of Executive's employment with the Company, except as otherwise specifically stated therein.

          (g)   No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (h)   Severability.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          (i)    Successors.    This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (j)    Notice.    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by

  United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Company, to:
Duane Reade, Inc. 440 Ninth Avenue, Sixth Floor New York, New York 10001 Attn: General Counsel
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn: Lawrence I. Witdorchic, Esq. Fax: 212-757-3990
If to the Executive, to:
John A. Lederer c/o Twin Capital Corporation 1601, 1410-1 Street S.E. Calgary, Alberta, Canada T2G 5T7
with a copy to:
John A. Lederer c/o Duane Reade, Inc. 440 Ninth Avenue, Sixth Floor New York, New York 10001
with a copy to:
Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 Attn: Linda Robinson Fax: (416) 862-6666

          (k)   Withholding.    The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          (l)    Legal Fees and Tax Advice; Immigration Advice.    The Company shall reimburse the reasonable legal fees and tax advice incurred by Executive in connection with the negotiation and preparation of this Agreement, computed at the regular hourly rates of Executive's counsel, upon the presentation to the Company of a standard legal invoice therefor; provided that the amount of such reimbursement shall not exceed $40,000.00. The Company shall provide reasonable assistance to, and reimburse the reasonable fees incurred by, Executive in connection with applicable immigration requirements relating to his commencement of employment with the Company hereunder.

          (m)  409A.    It is the intention of the parties that the severance is not construed as "deferred compensation" (as defined under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")) and that the restrictions and possible delays in payment that could be imposed under 409A should not apply. However, notwithstanding the foregoing, if counsel to the Company (or, if elected by Executive, an independent law firm selected by the Company and reasonably acceptable to Executive) reasonably concludes and provides written advice to the Company and Executive that it is reasonably necessary to avoid additional or accelerated taxation pursuant to Section 409A in respect of payments to which Executive is entitled pursuant to Section 13(c), then Executive shall not receive such payments until the first regular payroll date which occurs at least six months following the date of his termination, at which time Executive shall receive a single lump sum payment for all amounts that would have been payable in respect of the period preceding such date but for the delay imposed on account of Section 409A of the Code, and the remainder of such payments shall thereafter be paid in equal monthly installments for the remainder of the Severance Period. In furtherance of the intent of this paragraph, each payment or installment shall be treated as a separate payment in order to maximize the application of payments during the "short term deferral period" under Section 409A. The Company shall pay the costs of its counsel in respect of such 409A advice, but if Executive requires the use of an independent law firm as described above, the parties shall each bear one-half of such law firm's costs so incurred.

          (n)   Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE
/s/ JOHN A. LEDERER
John A. Lederer

DUANE READE, INC.

By:	/s/ JOHN K. HENRY
Name: John K. Henry
Title: Senior Vice President and Chief Financial Officer

        Acknowledged and agreed as to the matters relating to Holdings and the Holdings Board:

DUANE READE HOLDINGS, INC.
By: /s/  JOHN K. HENRY

Name: John K. Henry
Title: Senior Vice President and Chief Financial Officer

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  Exhibit 10.1
EMPLOYMENT AGREEMENT